EXHIBIT 6.2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”) is dated July 1, 2022 (“Effective Date”) and is between Active Duty Passive Income LLC, an Ohio limited liability company (“Licensor”) and ADPI Fund I, LLC, an Ohio limited liability company (“Licensee”).

Background

A. Licensor is the owner of the trademark “Active Duty Passive Income” and other intellectual property and proprietary materials that together constitute the brand image by which Licensor is known to the public. Licensor’s intellectual property and proprietary materials, include, but are not limited to: Licensor’s proprietary networking and contact systems, trade secrets, trade names, trade dress, corporate names, product and services names, service marks, tag lines and descriptors, domain names, designs, typography, color palettes, and copyrightable works, including but not limited to content of its internet sites, signage, promotional items, advertising and marketing materials, events, social media, presentations, photographs, forms, and electronic media (collectively, “IP Rights”).

B. Licensee wishes to obtain a non-exclusive license to use the IP Rights in connection with Licensee’s provision of its products and services, and Licensor is willing to grant to Licensee a non-exclusive license to use the IP Rights pursuant to the terms and conditions of this Agreement.

The parties therefore agree as follows:

1. License of IP Rights.

A. Grant to Licensee. Licensor grants to Licensee during the Term of this Agreement a non-exclusive, revocable, worldwide license to use the IP Rights in connection with Licensee’s products and services. Except as set forth in this Agreement, such license as may be granted in this Agreement may not be assigned, pledged, encumbered, or otherwise transferred by Licensee, voluntarily or involuntarily, by operation of law or otherwise, without Licensor’s prior written consent, which consent may be withheld in Licensor’s sole discretion, and any attempt to do so in violation of this Agreement will be without legal effect and void under this Agreement. To the extent that the IP Rights licensed hereunder include any trade secrets, Licensee shall not reveal, distribute, or otherwise disclose the trade secrets to any third party.

B. Compensation. In exchange for the license contemplated under this Agreement, Licensee shall pay to Licensor a monthly fee of One Hundred and 00/100 Dollars ($100.00). Other than the foregoing fee, the license contemplated hereunder shall be considered fully-paid and there shall be no royalty or other fee due for the license granted to the Licensee during the Term of this Agreement.

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C. Derivative Works. To the extent Licensee shall create any derivative works of the IP rights, Licensor shall own all such derivative works, but Licensee shall be granted a license to use such derivative works during the Term of this Agreement.

2. Licensee Obligations.

A. Trademark Notices. Licensee shall ensure that all references to any registered trademark(s) of Licensor and all related quotations, specifications, descriptive literature, and all other materials carrying any registered trademark(s), be marked with the appropriate trademark notices, including the ® symbol, as directed by Licensor.

B. Sublicensing. During the Term of this Agreement, Licensee shall have the right to sublicense the IP Rights to Licensee’s affiliates, including but not limited to ADPI Fund I, LLC. Any such sublicense shall be subject to and consistent with the terms and conditions of this Agreement. Licensee shall remain responsible for the performance of its sublicensees and shall ensure that any such sublicensees comply with the relevant terms and conditions of this Agreement.

C. Costs. Licensee shall bear the costs of all advertising, marketing, and promotion for its products and services and Licensee’s use of the IP Rights.

D. Endorsements. Licensee shall not use any social media influencers or personalities or celebrities to endorse or promote the IP Rights without the prior written approval of Licensor.

3. Quality Control.

A. Standards. Licensee acknowledges and agrees that Licensee is familiar with the high standards, quality, style, and image of Licensor, and Licensee shall, at all times, conduct its business and use the IP Rights in a manner consistent with these standards, quality, style and image. Licensee shall ensure that its advertising, marketing, and promotion of its products and services in no way reduces or diminishes the reputation, image, and prestige of Licensor’s IP Rights.

B. Compliance with Written Standards. Licensee shall comply with the specifications, standards, and directions relating to the IP Rights, as notified in writing by Licensor from time to time.

C. Communications. Licensee shall promptly provide Licensor with copies of all communications relating to the IP Rights that the Licensee may receive from any governmental, regulatory, or industry authority.

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4. Ownership; Registration.

A. Ownership. Licensee acknowledges and agrees that Licensor is the owner of the IP Rights. Any goodwill derived from the use by Licensee of the IP Rights shall inure to the benefit of Licensor. If Licensee acquires any rights in the IP Rights, by operation of law, or otherwise, such rights shall be deemed and are hereby irrevocably assigned to Licensor without further action by any of the parties. Licensee agrees not to dispute or challenge or assist any Person in disputing or challenging Licensor’s rights in and to the IP Rights or the validity of the IP Rights.

B. Restrictions. Licensee agrees that it shall not, during the Term or thereafter, directly or indirectly:

(i) do, omit to do, or permit to be done, any act which will or may dilute the IP Rights or tarnish or bring into disrepute the reputation of or goodwill associated with the IP Rights or Licensor or which will or may invalidate or jeopardize any registration of the IP Rights; or

(ii) apply for, or obtain, or assist any Person in applying for or obtaining any registration of the IP Rights, or any trademark, service mark, trade name or other indicia confusingly similar to the IP Rights.

C. Registration. Licensor shall, at its own expense, take all reasonable steps to maintain registration of the IP Rights, as applicable, and prosecute to registration any pending applications. Licensee shall provide, at the request of Licensor and at Licensor’s expense, all necessary assistance with such maintenance and prosecution.

D. No Encumbrance. Licensee shall not grant or attempt to grant a security interest in, or otherwise encumber, the IP Rights or record any such security interest or encumbrance against any application or registration regarding the IP Rights in the United States Patent and Trademark Office or elsewhere.

E. Reporting. Licensee shall immediately notify Licensor in writing, giving reasonable detail, if any of the following matters come to its attention:

(i) any actual, suspected, or threatened infringement of Licensor’s IP Rights;

(ii) any actual, suspected, or threatened opposition to the IP Rights; or

(iii) any actual, suspected, or threatened claim that use of the IP Rights infringes upon the rights of any third party.

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6. Confidential Information.

A. Licensee agrees:

(i) not to disclose or otherwise make available to any third party any information that is treated as confidential by Licensor, including, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, users, pricing, sales strategy, products, product ideas, and marketing (collectively, the “Confidential Information”) without the prior written consent of Licensor; provided, however, that Licensee may disclose the Confidential Information to its officers, employees, consultants and legal advisors who have a “need to know”, who have been apprised of this restriction and who are themselves bound by nondisclosure restrictions at least as restrictive as those set forth in this Section 6;

(ii) to use the Confidential Information as permitted under this Agreement; and

(iii) to immediately notify Licensor in the event Licensee becomes aware of any loss or disclosure of any Confidential Information.

B. Confidential Information shall not include information that:

(i) is already known to Licensee without restriction on use or disclosure prior to receipt of such information from Licensor;

(ii) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, Licensee;

(iii) is received by Licensee from a third party who is not under any obligation to Licensor to maintain the confidentiality of such information; or

(iv) is required to be disclosed by Law, including without limitation, pursuant to the terms of a court order; provided, that Licensee has given Licensor prior written notice of such disclosure and an opportunity to contest such disclosure.

It shall be the obligation of Licensee to prove that such an exception to the definition of Confidential Information exists.

7. Term; Termination.

A. Term. The term of this Agreement shall commence on the Effective Date and shall be for a period of twelve (12) months (the “Term”); provided, however, that this Agreement shall continue to automatically renew for successive twelve (12) month periods unless terminated pursuant to this Agreement.

B. Termination for Breach; Cure Period. Either party may terminate this Agreement immediately upon the written notice of the other party’s material breach of any provision of this Agreement, provided the breaching party is given thirty (30) days to cure such breach.

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C. Termination for Convenience. Either party may terminate this Agreement for any reason, or no reason at all, upon ninety (90) days prior written notice.

D. Termination Procedure. Upon the effective date of termination of this Agreement for any reason, the licenses contemplated under this Agreement shall cease, and Licensee shall cease all use of the IP Rights.

8. Indemnification.

A. Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor against all Losses arising out of or resulting from any Claim related to or arising out of:

(i) the breach of this Agreement by Licensee; or (ii) Licensee’s use of the IP Rights.

B. Indemnification Procedure. If Licensor invokes indemnification, Licensor will give Licensee reasonably prompt notice of such a Claim (provided, that the failure to give such notice will not relieve or diminish the obligations of Licensee unless, and, then, only to the extent that, such failure materially and directly prejudices Licensee) and its reasonable cooperation in response to, and defense of, such indemnification claim (provided, that such cooperation will not include the expenditure of any material amount of money). Licensee will have the right to control the defense and settlement of any such indemnification claim (provided, that Licensee will not agree to any settlement that requires an admission of fault or liability on the part of Licensor or that does not fully and finally dismiss all claims that were or could have been asserted with prejudice against Licensor), but Licensor may participate in such defense at its own cost and expense with counsel of its own choice.

9. LIMITATIONS OF LIABILITY.

A. CAP ON MONETARY LIABILITY. IN NO EVENT WILL THE AGGREGATE LIABILITY OF LICENSOR UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, EXCEED THE AMOUNT OF FEES PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE ON WHICH A CLAIM FIRST AROSE. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

B. DAMAGES. LICENSOR SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF SUCH ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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10. Transfer of Rights. This Agreement shall be binding on any successors of the parties. With the exception of the sublicensing rights contemplated under Section 2(B) of this Agreement, neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

11. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. Amendment. This Agreement may only be modified or amended if such amendment is made in writing and is signed by both parties.

13. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. Applicable Law. This Agreement (and any appendix), and any issues arising out of it, are governed by the laws of Ohio, and any litigation or proceeding shall be brought in the state or federal courts located in Franklin County, Ohio.

16. Injunctive Relief. The parties agree that any breach or threatened breach by either party of any covenant, representation, or obligation contained in this Agreement would result in substantial and irreparable damage to either party, the amount of which would be difficult, if not impossible, to ascertain. Therefore, the parties agree that in the event of any such breach or threatened breach thereof, either party shall have the right to enforce this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security. Such right to obtain injunctive or other equitable relief may be exercised, at the option of either party, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which either party may have as a result of any breach or threatened breach of any of the terms hereof.

17. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

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18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below:

If to Licensor:	If to Licensee:

Active Duty Passive Income LLC	ADPI Fund I, LLC
470 West Broad Street, Suite 701	470 West Broad Street, Suite 701
Columbus, Ohio 43215	Columbus, Ohio 43215
markian@activedutypassiveincome.com	adam@adpicapital.com

19. Definitions. The following terms have the following meanings:

“Claims” means all claims, demands, actions, causes of action, suits, proceedings, lawsuits, prosecutions, investigations, arbitrations, mediations, or any other situation or state of facts that would entitle or permit a person, entity, or governmental agency or authority to initiate any type of action or proceeding for any type of relief or remedy.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” means all losses, damages (including all foreseeable and unforeseeable special, incidental, and consequential damages), costs, liabilities, fines, penalties, sanctions, demands, assessments, liens, obligations, injuries, and all related costs and expenses (including all reasonable attorney and related legal fees and reasonable costs of investigation, litigation, settlement, judgment, and appeal).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

The parties are signing this Agreement on the Effective Date.

ACTIVE DUTY PASSIVE INCOME LLC		ADPI Fund I, LLC

Sign:		Sign:
	Marian Sich		Adam La Barr
	CEO		Owner

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